Exhibit 10.13
May 11, 2007
Richard J. Klein
530 NE 79th Street
Seattle, WA 98115
Dear Rick:
     On behalf of Omeros Corporation (the “Company”), I am pleased to offer you the position of Chief Financial Officer. Speaking for myself, as well as the other members of the Company’s management team, we are pleased that you want to join the Company and we all look forward to your future success with Omeros.
     The terms of your new position with the Company are as set forth below:
     1. Position.
          a. You will become Chief Financial Officer within the Company, working out of the Company’s headquarters office in Seattle, Washington. As Chief Financial Officer you will have responsibility for all financial matters. You will be required to exercise considerable independent judgment and you will report to the Company’s Chief Executive Officer.
          b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. You will be permitted to serve on the board of at least one for-profit corporation, subject to the prior and continued approval of the Company’s Board of Directors including, without limitation, the Board’s determination on an on-going basis that such

May 11, 2007

service does not present any business, scientific or legal conflict of interest and does not unduly limit the time and attention that you provide to the Company’s business. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.
     2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on May 14, 2007, unless another date is mutually agreed upon.
     3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
     4. Compensation.
          a. Base Salary. You will be paid a monthly salary of $20,833.33, which is equivalent to $250,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy.
          b. Salary Review. Your base salary will be reviewed periodically as part of the Company’s normal salary review process.
     5. Stock Options.
          a. Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you two options to purchase an aggregate of 275,000 shares of the Company’s Common Stock (“Shares”), each with an exercise price equal to the fair market value on the date of the grant. The first option (the “First Option”) will be to purchase 250,000 Shares (the “Base Shares”) and the second option (the “Second Option”) will be to purchase 25,000 Shares (the “Performance Shares”). The Base Shares will begin vesting on your start date, with 25% of the Base Shares vesting twelve months after your start date and 1/48th of the Base Shares vesting monthly thereafter. The Performance Shares will not be eligible to commence vesting unless, within twelve months of your start date, the Company closes a public or private financing that meets parameters associated with such financing determined by the Board of Directors on the date of the grant of your options (a “Financing”). Should the Company close a Financing within the first twelve months of your start date, then the Performance Shares will vest on the same schedule as the Base Shares (i.e., 25% vesting twelve months after your start date and 1/48th vesting monthly thereafter). In the absence of a Financing being closed within the first twelve months of your start date, the Performance Shares will not be eligible to vest and the Second Option will be automatically cancelled. Vesting of the Base Shares

May 11, 2007

and the Performance Shares will, of course, depend on your continued employment with the Company.
     Unless requested by you, prior to the date of grant of your options, that all or part of your options be non-qualified stock options, the options will be incentive stock options to the maximum extent allowed by the tax code and, whether non-qualified and/or incentive stock options, will all be subject to the terms of the Company’s Amended and Restated 1998 Stock Option Plan (“Option Plan”) and the Stock Option Agreements between you and the Company. If you do elect to have a portion of your First Option and/or Second Option treated as a non-qualified stock option, then the Company may divide such option into two options, with one representing the portion of such option intended to be treated as an incentive stock option and the other representing the portion of such option intended to be treated as a non-qualified stock option.
     Under the Option Plan, 50% of unvested shares subject to an option automatically vest upon a change of control. In addition, for executive officers of Omeros, of which you will be one, if within one year of the change of control the acquirer constructively terminates an executive officer (e.g., the executive officer terminates his employment following a material adverse change in his position at the acquirer) or terminates an executive officer without cause, then 100% of the unvested shares subject to an option shall automatically vest. Also, if, while you are an employee of the Company, the Company provides the opportunity to any other group of employees to exercise any part of their option grants prior to vesting of such part of their option grants, then the Company will provide a similar opportunity to you, provided that the Company would have the right to repurchase at the original purchase price any unvested portion of your Shares that you exercised should your employment with the Company be terminated but, under no circumstance, would the Company have any obligation to repurchase any of your vested or unvested Shares.
          b. Subsequent Option Grants. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.
     6. Benefits.
          a. Insurance Benefits. The Company will provide you with standard insurance benefits and will defray the costs of covering your dependents under its medical and dental insurance program.
          b. Vacation/Sick Leave. You will be entitled to twenty days paid vacation and ten days paid sick leave per year, pro-rated for the remainder of this calendar year. Vacation and Sick Leave accrue ratably over the year from the date of hire.

May 11, 2007

          c. Transportation. Parking will be provided for you in the building that is equal to $295 per month.
     7. Background Check. You understand that employment will be contingent on completion of a background verification of previous employment and education.
     8. Proprietary Information and Invention Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Proprietary Information and Inventions Agreement (the “PIIA”), a copy of which is enclosed for your review and execution prior to your Start Date.
     9. Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.
     10. At-Will Employment. Notwithstanding the Company’s obligation described in Section 9 above, your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.
     This letter, together with the PIIA, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

May 11, 2007

     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the PIIA.

Very truly yours,

OMEROS CORPORATION

/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
Chairman of the Board and CEO

ACCEPTED AND AGREED:

RICHARD J. KLEIN
/s/ Richard J. Klein
Signature
5/14/07
Date
Enclosure: Proprietary Information and Inventions Agreement